Exhibit 99.4

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), is made and entered into as of March 9, 2020, by and between Basic Energy Services, Inc., a Delaware corporation (the “Company”), and Ascribe III Investments LLC, a Delaware limited liability company (the “Noteholder”).

RECITALS

WHEREAS, the Company has issued and outstanding $300,000,000 principal amount of the 10.75% Senior Secured Notes due 2023 (the “Notes”), issued pursuant to that certain Indenture, dated as of October 2, 2018 (the “Base Indenture”) by and among the Company, the guarantors party thereto and UMB Bank, National Association, as trustee and collateral agent (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 22, 2019, by and among the Company, the guarantors party thereto and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, the Noteholder is the Beneficial Owner of the aggregate principal amount of Notes set forth on Schedule A attached hereto (the “Exchange Notes”);

WHEREAS, the Parties have determined to enter into this Agreement, pursuant to which, among other things, the Noteholder shall exchange the Exchange Notes with the Company in exchange for 118,805 shares of CS Equivalent Stock (“CSE Shares”) (the “Exchange Transaction”), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Company intends to use the Exchange Notes as a portion of the consideration under the NexTier PSA, and, in order to facilitate the transfer and delivery of the Exchange Notes to NexTier, the Noteholder shall transfer and deliver to NexTier the Exchange Notes, it being understood that, in order to effectuate such transfer and delivery, the Noteholder shall instruct the Depository Trust Company to effect the transfer of the Exchange Notes directly from the Noteholder to NexTier by book entry transfer, in accordance with the applicable procedures of the Depository Trust Company, for and on account of the Company; and

WHEREAS, in connection with the Exchange Transaction, the Company and the Noteholder are entering into this Agreement, the NexTier PSA, the Bridge Note and the Stockholders Agreement (each, an “Additional Agreement” and, together, the “Additional Agreements”) in accordance herewith.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Noteholder agree as follows:

AGREEMENT

1. Exchange of Notes.  Subject to the terms and conditions set forth in this Agreement, at the Closing the Noteholder shall exchange the Exchange Notes with the Company for (i) 118,805 CSE Shares (the “Exchange Transaction Shares”) and (ii) an amount in cash equal to $1,466,792.71 (representing the accrued (but unpaid) interest, from and including the most recent date to which interest has been paid pursuant to the terms of the Notes and the Indenture but excluding the date of the Closing, on the aggregate principal amount of Exchange Notes) (the “Company Cash Payment”). At the Closing, the Noteholder, for and on account of the Company, shall deliver the Exchange Notes to NexTier in the manner set forth below in this Section 1, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (collectively, “Liens”). In order to effectuate the transfer and delivery of the Exchange Notes to NexTier, the Noteholder shall instruct the Depository Trust Company to effect the transfer of the Exchange Notes directly from the Noteholder to NexTier by book entry transfer, in accordance with the applicable procedures of the Depository Trust Company, for and on account of the Company.

2. Closing and Closing Deliveries.  The closing of the Exchange Transaction (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, at 7:45 a.m., local time, on the date of this Agreement, subject to the filing and acceptance by the Delaware Secretary of State of the Certificate under the General Corporation Law of the State of Delaware, simultaneous with the closing of the transactions under the NexTier PSA; provided that, for the avoidance of doubt, no party shall be obligated to attend the Closing in person.  A party may choose to participate in the Closing by email or other electronic means.

At the Closing:

(a) the Company shall:

(i) deliver to the Noteholder’s custodian designated on Schedule B attached hereto by means of book-entry transfer or delivery of irrevocable instructions to the Transfer Agent to issue certificated securities, 118,805 CSE Shares registered in the name of the Noteholder;

(ii) pay to the Noteholder, by wire transfer of immediately available funds to such account or accounts as designated on Schedule B attached hereto, (i) the Company Cash Payment and (ii) the Make-Whole Fee;

(iii) pay to the Noteholder, the Closing Fee, pursuant to and in accordance with the terms set forth in the Bridge Note;

(iv) deliver to the Noteholder a counterpart of the Stockholders Agreement dated as of the date hereof between the Company and Noteholder (the “Stockholders Agreement”) duly executed by the Company;

(v) deliver to the Noteholder (A) executed resignations of each of Timothy H. Day and Samuel E. Langford, and (B) and written evidence that the Company has taken all necessary action to increase the number of directors on the Board from six directors to seven directors and appoint each of Lawrence First, Derek Jeong and Ross Solomon as directors of the Company and members of Class I, Class II and Class III of the Board, respectively; and

(vi) deliver to the Noteholder a counterpart of the Senior Secured Promissory Note dated the date hereof between the Noteholder, as payee, and the Company, as obligor (the “Bridge Note”) duly executed by the Company.

(b) the Noteholder shall:

(i) transfer and deliver the Exchange Notes to the Company, it being acknowledged and agreed that, in order to facilitate the transfer and delivery of the Exchange Notes to NexTier in accordance with Section 2.3 of the NexTier PSA, the Noteholder shall cooperate with the Company in order to effect a book entry transfer, in accordance with the applicable procedures of the Depository Trust Company, of the Exchange Notes directly to NexTier, for and on account of the Company, and shall deliver all other documents and instruments reasonably requested by the Company to effect the transfer of the Exchange Notes to NexTier in accordance with Section 2.3 of the NexTier PSA;

(ii) deliver to the Company a counterpart of the Stockholders Agreement duly executed by the Noteholder;

(iii) deliver to the Company a counterpart of the Bridge Note duly executed by the Noteholder; and

(iv) deliver to the Company, by wire transfer of immediately available funds to such account or accounts as designated on Schedule C attached hereto, an amount equal to $15,000,000 pursuant to the Bridge Note.

3. Representations and Warranties of the Noteholder.  The Noteholder represents and warrants to the Company as follows:

(a) Title to Notes; Common Stock Ownership.  (i) The Noteholder is the sole Beneficial Owner of the Exchange Notes, the Exchange Notes are held by the Noteholder free and clear of all Liens, and neither the Noteholder nor any Affiliate of the Noteholder owns or holds beneficially or of record any Notes (or any rights or interests of any nature whatsoever in or with respect to any Notes) other than the Exchange Notes, and (ii) the Noteholder is the sole Beneficial Owner of the number of shares of Common Stock set forth on Schedule A (“Owned Shares”), the Owned Shares are held by the Noteholder free and clear of all Liens and neither the Noteholder nor any Affiliate of the Noteholder owns or holds beneficially or of record any shares of Common Stock (or any rights or interests of any nature whatsoever in or with respect to any Common Stock) other than Owned Shares.  Other than this Agreement and the NexTier PSA, neither the Noteholder nor any Affiliate of the Noteholder is party to or bound by any contract, option or other arrangement or understanding with respect to the purchase, sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition or acquisition of (including by operation of law) (i) any Notes (or any rights or interests of any nature whatsoever in or with respect to any Notes), or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any action whatsoever with respect to, the Notes and/or the Indenture or (ii) any shares of Common Stock (or any rights or interests of any nature whatsoever in or with respect to any shares of Common Stock), or as to voting or acting by written consent (or abstaining therefrom) with respect to any matter relating to any shares of Common Stock (whether or not a Beneficial Owner thereof as of the date hereof).

(b) Existence; Authority; Binding Effect.  The Noteholder is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Noteholder has full legal capacity, power and authority to execute and deliver this Agreement, the Additional Agreements, and any other agreements or instruments executed or to be executed by it in connection herewith and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by the Noteholder of this Agreement, the Additional Agreements and any other agreements or instruments executed or to be executed and delivered by the Noteholder in connection herewith, and the consummation of the transactions contemplated hereby and thereby by the Noteholder, have been duly and validly authorized and approved by the board of directors or other governing body of the Noteholder, and no other actions on the part of the Noteholder are necessary in respect thereof.  This Agreement is, and each of the Additional Agreements and the other agreements and instruments executed hereunder by the Noteholder in connection herewith will be, a valid and binding obligation of the Noteholder, in each case, to the extent party thereto, enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) No Violation.  Neither the execution and delivery of this Agreement or any of the Additional Agreements or any of the other agreements or instruments executed and delivered by the Noteholder in connection herewith, nor the performance of any obligations hereunder or thereunder by the Noteholder, including the exchange of the Exchange Notes pursuant to this Agreement, will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or result in the creation of any Lien upon the Exchange Notes held by the Noteholder under (i) the organizational documents of the Noteholder, including any limited liability company agreement, certificate of incorporation or bylaws or similar agreement; (ii) any law, order, writ, injunction or decree applicable to the Noteholder or by which any property or asset of the Noteholder is bound or affected; or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Noteholder is a party or by which the Noteholder or any property or asset of the Noteholder is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, payments, cancellations, encumbrances, or other occurrences that are not, individually or in the aggregate, reasonably expected to prevent or materially delay the Closing or the performance by the Noteholder of any of its obligations under this Agreement or any Additional Agreement to which it is or will be a party.

(d) Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any governmental entity or any other Person is required to be obtained, made or given by the Noteholder in connection with the execution and delivery of this Agreement or any Additional Agreements or other agreements or instruments executed and delivered hereunder or thereunder by the Noteholder, or the performance of any obligations hereunder or thereunder by the Noteholder, including the exchange of the Exchange Notes, except for such filings by the Noteholder with the SEC as are appropriate in connection with or required by the federal and state securities laws and rules and regulations thereunder in connection with the transactions contemplated hereby.

(e) Transfer Restrictions.  The offer and sale of the Exchange Transaction Shares to be issued pursuant to this Agreement are intended to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act.  The Noteholder acknowledges and agrees that (i) the Exchange Transaction Shares are “restricted securities” (as such term is commonly used with regard to federal and state securities laws), (ii) the Exchange Transaction Shares may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and otherwise in accordance with applicable state securities laws, (iii) the Exchange Transaction Shares, upon issuance, will be subject to the terms and conditions of the Stockholders Agreement, and (iv) in connection with any transfer of the Exchange Transaction Shares, other than pursuant to an effective registration statement, the Company may require the transferor thereof to provide to the Company documents or other support, including, but not limited to, certain representations by the Noteholder, reasonably requested by the Company and a customary opinion of counsel experienced in such matters and reasonably acceptable to the Company.  The Noteholder acknowledges and agrees that the Exchange Transaction Shares will contain legends in accordance with the Certificate (and customary corresponding instructions and stop-transfer orders will be made in the stock transfer records, electronically or otherwise, for shares in book-entry form).

(f) Ability to Bear Risk and Sophistication.  The Noteholder understands that the transactions contemplated hereby and ownership and investment in the Exchange Transaction Shares, involves substantial risk. The Noteholder has such knowledge and experience in financial and business matters, and its financial situation is such, that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby and of bearing the economic risk of its investment in the Exchange Transaction Shares (including the complete loss of such investment).

(g) Qualified Institutional Buyer.  The Noteholder is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is acquiring the Exchange Transaction Shares for investment purposes and solely for its account and not with a view to further distribution or resale in violation of the Securities Act.

(h) No Brokers or Finders.  The Noteholder has not incurred nor become liable for any broker’s commission or finder’s fee relating to the transactions contemplated by this Agreement.

(i) Advice.  The Noteholder has completed its own independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Noteholder and its particular circumstances.

(j) No Other Representations or Warranties.  Except for the representations and warranties contained in Section 4 hereof, neither the Company nor any Affiliate or Representative of the Company nor any other Person on behalf of the Company, its Affiliates and Representatives has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Company, this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby and the Noteholder disclaims any reliance on any representation or warranty of the Company or any Affiliate or Representative of the Company except for the representations and warranties expressly set forth in Section 4 hereof.

4. Representations and Warranties of the Company.  The Company represents and warrants to the Noteholder as follows:

(a) Existence; Authority; Binding Effect.  The Company and each subsidiary of the Company is (i) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing as that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company.  The execution and delivery of this Agreement, the Additional Agreements and any other agreements or instruments executed or to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby, by the Company, including the issuance and delivery of the Exchange Transaction Shares to the Noteholder pursuant to this Agreement, have been duly and validly authorized and approved by the board of directors of the Company and no other actions on the part of the Company are necessary in respect thereof.  This Agreement is, and each of the Additional Agreements and the other agreements and instruments executed hereunder by the Company in connection herewith will be, a valid and binding obligation of the Company, enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) No Violation.  Neither the execution, delivery or performance of this Agreement, each of the Additional Agreements and each of the other agreements or instruments executed and delivered by the Company in connection herewith, will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its subsidiaries; (ii) any law, order, writ, injunction or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected; or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, payments, cancellations, encumbrances, or other occurrences that are not, individually or in the aggregate, reasonably expected to (A) have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and its subsidiaries taken as a whole, or (B) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or any Additional Agreement to which it is or will be a party (collectively, (A) and (B), a “Material Adverse Effect”).

(c) Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any governmental entity or any other Person is required to be obtained, made or given by the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement or any Additional Agreements or other agreements or instruments executed and delivered hereunder by the Company, or the performance of any obligations hereunder or thereunder by the Company, except for (i) the filing of the Certificate with the Delaware Secretary of State, (ii) approval of the board of directors of the Company, which approval has been obtained, (iii) consent required pursuant to the Credit Facility, which consent is set forth in the First Amendment to Credit Facility, and (iv) such filings by the Company with the SEC as are appropriate in connection with or required by the federal and state securities laws and rules and regulations thereunder in connection with the transactions contemplated hereby.

(d) Capitalization.

(i) As of the date of this Agreement, (A) the authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share; (B) (x) 24,936,864 shares of Common Stock are issued and outstanding and (y) no shares of preferred stock of the Company are issued and outstanding; and (C) all outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with all applicable preemptive, participation, rights of first refusal and other similar rights.

(ii) Other than the Exchange Transaction Shares pursuant to this Agreement and the Stockholders Agreement and other than the shares of Common Stock issuable pursuant to options and other rights granted under the Company’s Management Incentive Plan, Non-Employee Director Incentive Plan and 2019 Long Term Incentive Plan, each as may be amended from time to time, there are no securities, options, warrants, calls, pre-emptive exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require the Company to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Company or require the Company to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefor. There are no commitments or agreements of any kind to which the Company or any subsidiary is bound obligating the Company or any subsidiary to either (x) repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any of the Notes (other than to the extent required by the Indenture) or (y) other than pursuant to the terms of, and options and other awards granted under, the Company’s Management Incentive Plan, Non-Employee Director Incentive Plan and 2019 Long Term Incentive Plan, accelerate the vesting or exercisability of any shares of capital stock or other equity interest in the Company as a result of the transactions contemplated by this Agreement or any Additional Agreements, either alone or upon the occurrence of any additional subsequent events.

(e) Issuance of the Exchange Transaction Shares.  Upon issuance in accordance herewith, the Exchange Transaction Shares issuable hereunder will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and under the Additional Agreements or any Liens created or imposed by the Noteholder.

(f) Offering.  Subject to the accuracy of the Noteholder’s representations and warranties in Section 3(e), (f), (g), and (i) hereof, the offer, exchange, purchase and issuance of the Exchange Transaction Shares to the Noteholder constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and will be issued in compliance with all applicable federal and state securities laws.

(g) No Solicitation.  No form of general solicitation or advertising (within the meaning of Regulation D under the Securities Act) has been or will be used by the Company or any of its Representatives in connection with the offer or sale of any of the Exchange Transaction Shares, including, without limitation, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(h) Litigation.  There is no pending action, suit, claim, inquiry, investigation, audit or proceeding by or before any governmental authority, or any arbitration, mediation or other similar proceeding (each of the foregoing, a “Proceeding”), and to the knowledge of the Company, there is no Proceeding threatened against the Company or any of its subsidiaries, that seeks to prevent, hinder, modify, delay or challenge the transactions contemplated hereby or any action taken or to be taken pursuant hereto.

(i) SEC Documents.  The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration, and other statements with the SEC since January 1, 2019 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Documents”).  As of their respective effective dates and as of their respective SEC filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such SEC Documents, and none of the SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for (v) liabilities and obligations reflected or reserved against in the consolidated balance sheet of the Company at September 30, 2019 or the notes thereto, (w) liabilities and obligations arising under this Agreement and the Additional Agreements and costs and expenses (including fees and expenses of legal counsel and financial advisors) incurred in connection with the negotiation thereof and evaluation of alternatives to the transactions contemplated by this Agreement, (x) liabilities and obligations incurred by the Company and its subsidiaries in the ordinary course of business since September 30, 2019, (y) liabilities and obligations not required by GAAP to be accrued or disclosed on the financial statements of the Company and its subsidiaries and which would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect and (z) other liabilities and obligations which (individually or in the aggregate) are not material, the Company and its subsidiaries have no liabilities or obligations of any kind, character, description or nature whatsoever, whether known or unknown.

(j) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) No Other Representations or Warranties.  Except for the representations and warranties contained in Section 3 hereof, neither the Noteholder nor any Affiliate or Representative of the Noteholder nor any other Person on behalf of the Noteholder, its Affiliates and Representatives has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Noteholder, this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby and the Company (on behalf of itself and each of its subsidiaries) disclaims any reliance on any representation or warranty of the Noteholder or any Affiliate or Representative of the Noteholder except for the representations and warranties expressly set forth in Section 3 hereof.

5.    Covenants of the Company and of the Noteholder.

(a) Press Release.  The Company and the Noteholder agree that the Company shall issue a press release, in form and substance reasonably acceptable to the Company and the Noteholder, announcing the Exchange Transaction.

(b) Payment of Expenses.  The Company shall pay or cause to be paid the (i) the Company’s fees and expenses incurred in connection with the Exchange Transaction, and (ii) all reasonable and documented fees and expenses incurred by the Noteholder in connection with the Exchange Transaction and the transactions contemplated by the NexTier PSA, including the fees and expenses of its advisors, counsel, and accountants.

(c) Make-Whole Payment.  If the Noteholder is required to pay NexTier the Make-Whole Payment pursuant to Section 7.1 of the NexTier PSA, the Company shall promptly pay to the Noteholder the amount of the Make-Whole Payment paid by Noteholder to NexTier (the “Make-Whole Reimbursement Amount”). The Make-Whole Reimbursement Amount shall be paid (i) in cash (x) to the extent the Company has available cash as determined by an Independent Committee and (y) subject to satisfaction of the “Payment Conditions” (as defined in the Credit Facility) or (ii) to the extent the Company is unable to pay the full Make-Whole Reimbursement Amount in cash pursuant to clause (i), in Additional Notes, which Additional Notes shall be valued at the average closing price for the Notes for the 10 Business Days preceding the “Redemption Date” (as defined in the NexTier PSA) on which sales of the Notes occur (provided the Additional Notes shall not be valued at greater than the principal amount of the Additional Notes).

6. Indemnification.

(a) Indemnification Obligation.  From and after the Closing, (i) the Company agrees to indemnify and hold harmless the Noteholder and its Representatives from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind (“Losses”) which may be imposed upon, incurred by or asserted against the Noteholder or its Representatives in any manner relating to or arising out of any breach of any representation, warranty, covenant or agreement by the Company contained in this Agreement and (ii) the Noteholder agrees to indemnify and hold harmless the Company and its Representatives, from and against any Losses which may be imposed upon, incurred by or asserted against the Company or its Representatives in any manner relating to or arising out of any breach of any representation, warranty, covenant or agreement by the Noteholder contained in this Agreement (collectively, the “Indemnification Obligation”). Notwithstanding any other provision of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby, the Company agrees that the Noteholder’s sole covenant, agreement or undertaking with respect to the Exchange Notes under Section 1 and Section 2(b)(i) of this Agreement is to assign and deliver the Exchange Notes to NexTier free and clear of all Liens created by, through or under the Noteholder and the Noteholder shall have no liability or obligation with respect to or under Section 1 and Section 2(b)(i) of this Agreement (including any liability or obligation to indemnify or hold harmless the Company and its Representatives under clause (ii) of the preceding sentence) arising out of or relating to any acts or omissions by, or the status of, or any facts pertaining to, the Company or NexTier.

(b) Indemnification Procedure.  All claims for indemnification by one or more Parties or Representatives entitled to be indemnified hereunder (each, an “Indemnitee” and collectively, the “Indemnitee”) by one or more Parties hereto (each, an “Indemnitor” and collectively, the “Indemnitor”), shall be asserted and resolved as follows:

(i) Promptly after receipt by an Indemnitee of notice from a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, action or proceeding (a “Third Party Claim”) with respect to which such Indemnitee may be entitled to indemnification hereunder, such Indemnitee shall provide written notification to the Indemnitor, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim; provided, however, that the failure to so notify the Indemnitor shall relieve the Indemnitor from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnitor results in (i) the forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such claim or (ii) material prejudice to the Indemnitor with respect to such claim.  Upon written notice to the Indemnitee, the Indemnitor shall have the right to control the defense of any Third Party Claim at the Indemnitor’s sole expense and with counsel reasonably satisfactory to the Indemnitee; provided, that the Indemnitee shall have the right to participate in the defense of such Third Party Claim at its sole expense (unless there is a conflict of interest between the Indemnitor and the Indemnitee in respect of such Third Party Claim, in which case the expenses of defense of the Indemnitee shall be borne by the Indemnitor) and with counsel reasonably satisfactory to the Indemnitor, subject to the Indemnitor’s right to control the defense thereof.

(ii) No Indemnitee may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) If an Indemnitee claims a right to payment pursuant to this Agreement not involving a Third-Party Claim, such Indemnitee shall send written notice of such claim to the Indemnitor, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such claim.  Such notice shall specify in reasonable detail the basis for such claim. As promptly as possible after the Indemnitee has given such notice, such Indemnitee and the Indemnitor shall establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnitor shall pay to the Indemnitee immediately available funds in an amount equal to such claim as determined hereunder, if any.

(c) Survival.  All representations and warranties of (i) the Noteholder in Section 3 shall survive the Closing indefinitely and (ii) the Company in Section 4(a), Section 4(b) and Section 4(d) shall survive the Closing and terminate on the date of expiration of the statute of limitations for any claims of the Noteholder thereunder.  All other representations and warranties of the Parties made in this Agreement shall survive for six-months following the Closing. The covenants and agreements of the Parties made in this Agreement shall survive until performed (each such survival period as provided in this sentence and the two preceding sentences, a “Survival Period”).  The indemnifications set forth in Section 6(a) shall terminate in accordance with the applicable Survival Period, except that any matters for which a specific written claim for indemnity has been delivered to the Indemnitor on or before the termination of the applicable Survival Period shall survive until the final resolution of such claim.

(d) Limitations.

(i) Any Indemnitee that becomes aware of a Loss for which it seeks indemnification under this Section 6 shall be required to use commercially reasonable efforts to mitigate such Loss and an Indemnitor shall not be liable for any Loss to the extent that it is attributable to the Indemnitee’s failure to mitigate following a reasonable request; and

(ii) in any claim for indemnification under this Agreement, no Indemnitor shall be required to indemnify the Indemnitee for punitive or exemplary damages, except to the extent such damages are payable pursuant to a Third-Party Claim against an Indemnitee for which such Indemnitee is entitled to indemnification under this Agreement.

(e) Remedies; Exclusive Remedy.  Except in the case of knowing and intentional actual fraud with respect to the representations and warranties set forth in Section 3 and Section 4 of this Agreement or Willful and Material Breach of any covenant contained in this Agreement by the Party against whom rights and remedies are sought to be enforced, from and after Closing, the rights and remedies under this Section 6 are the sole and exclusive rights and remedies and in lieu of any and all other rights and remedies that the Company and its Representatives or the Noteholder and its Representatives may have against the Noteholder or the Company, respectively, under this Agreement or otherwise with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement by the Noteholder or the Company set forth in this Agreement.  Effective as of the Closing, each of the Parties expressly waives, on their own behalf and on behalf of their Representatives any and all other rights, remedies and causes of action (other than under this Section 6 and any exceptions thereto listed in the first sentence of this Section 6(e) it or its Affiliates may have, in the case of the Company and its Representatives, against the Noteholder and, in the case of the Noteholder and its Representatives, against the Company, now or in the future under any law with respect to the transactions contemplated by this Agreement (other than in respect of obligations undertaken pursuant to any of the Additional Agreements).

7. Miscellaneous.

(a) Amendments and Waivers.  Amendments or modifications to this Agreement may only be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may only be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of each party hereto.

(b) Notices.  All notices, requests, consents, reports and demands shall be in writing, shall be deemed effectively given upon receipt and shall be hand delivered, sent by email or other electronic transmission (provided confirmation of receipt of the transmission is mechanically or electronically generated and kept on file by the sending party), or mailed, postage prepaid, to the Noteholder at the applicable addresses and email addresses or to the Company at the address set forth below or, in each case, to such other address as may be furnished in writing to the other parties hereto:

If to the Company:

Basic Energy Services, Inc.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attention:  David Schorlemer
Email: dschorlemer@basices.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention:  James R. Griffin
                   Rodney L. Moore
Email:        james.griffin@weil.com
                   rodney.moore@weil.com

If to the Noteholder:

Ascribe III Investments LLC
299 Park Avenue, 34th Floor
New York, NY 10171
Attention: Lawrence First
Email: lfirst@ascribecapital.com

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Warren S. de Wied
Email:  warren.de.wied@friedfrank.com

(c) Titles and Headings.  The section and paragraph headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d) Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

(e) Governing Law; Jurisdiction; Jury Trial.  This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in this Agreement) shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to any choice of law rules (whether of the State of Delaware or any other jurisdictions) to the extent such rules would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or, if the Court of Chancery is not available or will not otherwise hear the action, any state or federal court in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(f) Entire Agreement.  This Agreement, including the Exhibits hereto and the Additional Agreements (which are an integral part hereof), embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the Parties or any of their agents, Representatives or Affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

(g) Certain Definitions and Interpretive Principles.  Capitalized terms in this Agreement shall have the meanings specified below, or as specified elsewhere in this Agreement, for all purposes hereof.  The following terms, as used in this Agreement, shall have the meanings as set forth below:

(i) “Additional Agreement” or “Additional Agreements” has the meaning set forth in the Recitals.

(ii) “Additional Notes” shall have the meaning given such term in the Indenture.

(iii) “Affiliate” or “Affiliated” means, with respect a specified Person, any other Person, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided, however, that the Company and its Subsidiaries shall not be deemed an Affiliate of the Noteholder.

(iv) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The term “Beneficially Owned” has a corresponding meaning.

(v) “C&J Well Services” means C&J Well Services, Inc., a Delaware corporation.

(vi) “Certificate” means the Certificate of Designations in the form attached to this Agreement as Exhibit A.

(vii) “Closing Fee” shall have the meaning given such term in the Bridge Note.

(viii) “Control,” “Controlling” or “Controlled” means, as to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(ix) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(x) “Credit Facility” means that certain ABL Credit Agreement, dated as of October 2, 2018, by and among the Company, as borrower, Bank of America, N.A., as administrative agent, swingline lender and an L/C issuer, each of the lenders party thereto and the other parties thereto, as amended by that certain Limited Consent and First Amendment to ABL Credit Agreement dated as of March 9, 2020 (the “First Amendment to Credit Facility”), and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(xi) “CS Equivalent Stock” shall mean the Series A Participating Preferred Stock, par value $0.01 per share, of the Company having the designations, rights, preferences, powers, restrictions and limitations set forth in the Certificate.

(xii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

(xiii) “First Amendment to Credit Facility” has the meaning set forth in the definition of “Credit Facility.”

(xiv) “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, applied on a consistent basis for the periods involved.

(xv) “Independent Committee” means a special committee of the board of directors of the Company comprised solely of at least two independent (including independence as to the Noteholder) directors.

(xvi) “Liens” has the meaning set forth in Section 1.

(xvii) “Make-Whole Fee” means an amount in cash equal to $1,000,000, to be paid to the Noteholder as consideration for the Noteholder agreeing to (and performing, as applicable) its obligations under Section 7.1(b) through Section 7.1(f) of the NexTier PSA.

(xviii) “NexTier” means NexTier Holding Co., a Delaware corporation.

(xix) “NexTier PSA” means that certain Purchase Agreement, dated as of the date hereof by and among the Noteholder, the Company, NexTier and C&J Well Services.

(xx) “Party” or “party” means the Company or the Noteholder, and “Parties” and “parties” mean the Company and the Noteholder.

(xxi) “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

(xxii) “Representatives” means, with respect to any Person, such Person’s directors, officers, partners, employees, members, managers, agents, advisors (including attorneys, accountants, consultants and financial advisors and any representatives of a Person’s advisors) and other representatives.

(xxiii) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

(xxiv) “SEC” means the U.S. Securities and Exchange Commission.

(xxv) “Willful and Material Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement and which was undertaken with the knowledge that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement.

(xxvi) The words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

(h) Parties in Interest; Assignment.  This Agreement binds and inures solely to the benefit of each party hereto and its successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  This Agreement may not be assigned by any party without the prior written consent of the other parties.  Any purported assignment without consent as required by this Section 7(i) shall be null and void.

(i) Severability.  In the event that one or more provisions of this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

(j) Further Assurances.  From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k) Specific Performance.  It is understood and agreed by the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by the Company or the Noteholder, as applicable, and the non-breaching party of the Company or the Noteholder, as applicable, shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

(l) Tax Matters.  Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the Code), the Noteholder and the Company agree for United States federal income tax and withholding tax purposes not to treat the CSE Shares (based on their terms as set forth in the Certificate) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulations Section 1.305-5.

[Remainder of page intentionally left blank; Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

BASIC ENERGY SERVICES, INC.

By:	/s/ Keith Schilling
	Name:	Keith Schilling
	Title:	President & CEO

NOTEHOLDER:

ASCRIBE III INVESTMENTS LLC

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director